EXHIBIT 99.1

Edesa Biotech Reports Fiscal 2nd Quarter 2026 Results

TORONTO, May 14, 2026 (GLOBE NEWSWIRE) -- Edesa Biotech, Inc. (Nasdaq:EDSA), a clinical-stage biopharmaceutical company focused on developing host-directed therapeutics for immuno-inflammatory diseases, today reported financial results for the three and six months ended March 31, 2026 and provided an update on its business.

During the second quarter, Edesa continued preparations for an upcoming Phase 2 clinical study of its drug candidate, EB06 (an anti-CXCL10 monoclonal antibody), in moderate-to-severe nonsegmental vitiligo patients. The company reported that it has contracted a clinical research organization and initiated outreach to potential clinical sites and investigators. Based on this progress, Edesa reaffirmed its previous guidance that site activations and patient recruitment are expected to begin midyear 2026, subject to regulatory approval. For its respiratory program, the company also announced during the quarter additional positive data from its Phase 3 study of paridiprubart in subjects with Acute Respiratory Distress Syndrome. Most notably, treatment benefits were consistent across disease severity groups and in those patients with serious comorbidities, including acute kidney injury, pneumonia and sepsis.

“Our second quarter progress reflects the meaningful strides we are making across both our medical dermatology and respiratory programs,” said Par Nijhawan, MD, Chief Executive Officer of Edesa. “In dermatology, our vitiligo program is on track and we are executing against our clinical milestones. Alongside this, the new Phase 3 data for paridiprubart are particularly encouraging, and the consistent treatment benefits demonstrated across patient subgroups reinforce our confidence in this asset's potential to address critical care medicine's most challenging conditions.”

Edesa's Chief Financial Officer Peter Weiler reported that financial results for the second quarter reflected a continuation of trends from the prior period and were in line with management expectations. "We are pleased with the progress being made in our EB06 program as we advance the foundational work needed to bring this study to patients. As anticipated, operating expenses have edged higher in line with these preparations, and we expect that trend to continue as program activity builds,” he said.

Financial Results for the Three Months Ended March 31, 2026

Total operating expenses increased by $2.7 million to $4.3 million for the three months ended March 31, 2026 compared to $1.6 million for the same period in the last year:

  Research and development expenses increased by $2.3 million to $2.8 million for the three months ended March 31, 2026 compared to $0.5 million for the same period last year primarily due to increased expenses for manufacturing-related activities and other preparations for the planned Phase 2 clinical study of EB06 in vitiligo patients; increased expenses related to regulatory and manufacturing readiness for paridiprubart; and increased unallocated research costs.

  General and administrative expenses increased by $0.3 million to $1.5 million for the three months ended March 31, 2026 compared to $1.2 million for the same period year primarily due to an increase in salaries and related costs, and professional fees.

Total other income increased by $30,000 to $79,000 for the three months ended March 31, 2026 compared to $49,000 for the same period last year, primarily due to an increase in reimbursement funding from the Canadian government's Strategic Response Fund and a favorable impact from foreign currency exchange.

For the quarter ended March 31, 2026, Edesa reported a net loss of $4.2 million, or $0.49 per common share, compared to a net loss of $1.6 million, or $0.30 per common share, for the quarter ended March 31, 2025.

Financial Results for the Six Months Ended March 31, 2026

Total operating expenses increased by $3.1 million to $6.6 million for the six months ended March 31, 2026 compared to $3.5 million for the same period last year:

  Research and development expenses increased by $2.4 million to $3.9 million for the six months ended March 31, 2026 compared to $1.5 million for the same period last year primarily due to increased expenses for manufacturing-related activities and other preparations for the planned Phase 2 clinical study of EB06 in vitiligo patients, as well as increased unallocated research costs, which were partially offset by decreased expenses related to the completion of the Phase 3 study of paridiprubart.

  General and administrative expenses increased by $0.7 million to $2.7 million for the six months ended March 31, 2026 compared to $2.0 million for the same period year primarily due to an increase in salaries and related costs, and professional fees.

Total other income decreased by $158,000 to $173,000 for the six months ended March 31, 2026 compared to $331,000 for the same period last year, primarily due to a decrease in reimbursement funding from the Canadian government's Strategic Response Fund, which was partially offset by a favorable impact from foreign currency exchange.

For the six months ended March 31, 2026, Edesa reported a net loss of $6.5 million, or $0.78 per common share, compared to a net loss of $3.2 million, or $0.74 per common share, for the six months ended March 31, 2025.

Working Capital

At March 31, 2026, Edesa had cash and cash equivalents of $10.0 million and working capital of $8.2 million.

Calendar

Edesa plans to participate in the Respiratory Innovation Summit from May 15-16, 2026; the American Thoracic Society (ATS) 2026 International Conference from May 15-20. 2026; the Dermatology Drug Development Summit from May 19-21, 2026; and the BIO International Convention being held June 22-25, 2026. Attendees interested in meeting with company representatives can request meetings through the conference organizers or by contacting Edesa directly at investors@edesabiotech.com.

About Edesa Biotech, Inc.

Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company developing innovative ways to treat inflammatory and immune-related diseases. Its clinical pipeline is focused on two therapeutic areas: Medical Dermatology and Respiratory. In Medical Dermatology, Edesa is developing EB06, an anti-CXCL10 monoclonal antibody candidate, as a therapy for vitiligo, a common autoimmune disorder that causes skin to lose its color in patches. Its medical dermatology assets also include EB01 (1.0% daniluromer cream), a Phase 3-ready asset developed for use as a potential therapy for moderate-to-severe chronic Allergic Contact Dermatitis (ACD), a common occupational skin condition. The company’s most advanced Respiratory drug candidate is paridiprubart, which is being developed as a potential treatment for Acute Respiratory Distress Syndrome, a life-threatening form of respiratory failure. The paridiprubart program has been the recipient of two funding awards from the Government of Canada to support the further development of this asset, and is currently being evaluated in a U.S. government-funded platform study. Edesa is also pursuing additional uses for paridiprubart. Sign up for news alerts. Connect with us on X and LinkedIn.

Edesa Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions, including statements related to: the company’s plans for an upcoming Phase 2 study in moderate-to-severe nonsegmental vitiligo; the company’s belief that site activations and patient recruitment for its vitiligo study will begin midyear 2026; the company’s belief that second quarter progress reflects the meaningful strides across both its medical dermatology and respiratory programs; the company’s belief that its vitiligo program is on track and staff are executing against the company’s clinical milestones; the company’s belief that paridiprubart has the potential to address critical care medicine's most challenging conditions; the company’s belief that trends for increased operating expenses will continue as program activity builds; and the company's timing and plans regarding its clinical studies in general. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa's operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa's product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa's ability to protect its intellectual property, the timing and success of submission, acceptance and approval of regulatory filings, and the impacts of public health crises. Many of these factors that will determine actual results are beyond the company's ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Contact:
Gary Koppenjan
Edesa Biotech, Inc.
investors@edesabiotech.com

Condensed Interim Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2026	March 31, 2025	March 31, 2026	March 31, 2025

Expenses:
Research and development	2,767,088	484,306	$3,891,815	$1,504,124
General and administrative	1,529,906	1,154,580	2,746,562	2,033,451

Loss from operations	(4,296,994)	(1,638,886)	(6,638,377)	(3,537,575)

Other Income (Loss):
Reimbursement grant income	66,228	52,268	168,653	353,463
Other income (loss)	79,462	49,238	173,176	330,674

Loss before income taxes	(4,217,532)	(1,589,648)	(6,465,201)	(3,206,901)

Income tax expense	800	800	800	800

Net loss	(4,218,332)	(1,590,448)	(6,466,001)	(3,207,701)

Exchange differences on translation	(15,003)	(63,731)	(20,318)	(45,075)

Net comprehensive loss	$(4,233,335)	$(1,654,179)	$(6,486,319)	$(3,252,776)

Weighted average number of common shares	8,541,146	5,305,763	8,253,715	4,314,676

Loss per common share - basic and diluted	$(0.49)	$(0.30)	$(0.78)	$(0.74)

Condensed Interim Consolidated Balance Sheets
(Unaudited)

	March 31, 2026	September 30, 2025

Assets:
Cash and cash equivalents	$10,003,683	$10,792,172
Other current assets	414,044	720,704
Non-current assets	1,967,011	2,017,642

Total Assets	$12,384,738	$13,530,518

Liabilities and shareholders' equity:
Current liabilities	$2,187,921	$1,078,536
Shareholders' equity	10,196,817	12,451,982

Total liabilities and shareholders' equity	$12,384,738	$13,530,518

Condensed Interim Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	March 31, 2026	March 31, 2025

Cash flows from operating activities:
Net loss	$(6,466,001)	$(3,207,701)
Adjustments for non-cash items	936,047	215,454
Change in working capital items	1,425,998	(908,254)

Net cash used in operating activities	(4,103,956)	(3,900,501)

Net cash provided by financing activities	3,346,439	16,844,415

Effect of exchange rate changes on cash and cash equivalents	(30,972)	(84,584)

Net change in cash and cash equivalents	(788,489)	12,859,330
Cash and cash equivalents, beginning of period	10,792,172	1,037,320

Cash and cash equivalents, end of period	$10,003,683	$13,896,650